Exhibit 16.1

Singer Lewak Greenbaum & Goldstein LLP
Certified Public Accountants & Management Consultants

February 27, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Millennium Electronics, Inc. (now known as Speaking Roses International, Inc.’s statements included under Item 4(a) of its Form 8-K for February 27, 2004, and we agree with such statements concerning our Firm.

/s/

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP